Exhibit 99.2

Calculation of free cash flow required by Regulation G and in paragraph (e)(1)(i) of Item 10 of Regulation S-K posted on the Company’s website in connection with the Press Release dated March 7, 2005.

ALIANCE IMAGING, INC.

FREE CASH FLOW

(in millions)

Free Cash Flow represents the change in total debt, less cash and cash equivalents, adjusted for borrowings associated with tender and consent premiums incurred for the early retirement of Alliance Imaging’s 10 3/8% senior subordinated notes, underwriting fees incurred in connection with the issuance of the Company’s 7¼% senior subordinated notes, and underwriting fees and revolving line of credit commitment fees incurred in connection with third amendment to the Company’s bank term loan facility.  Free cash flow is not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Free Cash Flow should not be considered in isolation or as a substitute for cash flow from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, as a measure of profitability or liquidity or as a measure of the residual cash flow available for discretionary expenditures.  Free Cash Flow is included to provide additional information with respect to a measure that certain investment analysts’ use as a benchmark for measuring our operating performance, our ability to satisfy our debt service requirements, or our liquidity.  While Free Cash Flow is used as a measure of operations, the ability to meet debt service requirements, and our liquidity, Free Cash Flow is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.  The calculation of Free Cash Flow is shown below:

			2004
	December 31,		Free
	2003	2004	Cash Flow
Current portion of long-term debt	$4.9	$9.4
Long-term debt, less current portion	316.3	412.7
Senior subordinated notes	260.0	153.5
Total debt	581.2	575.6
Less cash and cash equivalents	20.9	20.7
Net debt	$560.3	$554.9	$5.4
Adjustment for borrowings associated with tender and consent premiums incurred for the early retirement of the Company’s 10 3/8% senior subordinated notes, underwriting fees incurred in connection the issuance of the Company’s 7 1/4% senior subordinated notes, and underwriting fees and revolving line of credit fees incurred in connection with the third amendment of the Company’s bank term loan facility			43.1
Free cash flow for the year ended December 31, 2004			$48.5